Exhibit 99.1

Keysight Technologies Names Mark Wallace as Worldwide Sales Leader; Guy Séné Announces His Retirement

SANTA ROSA, Calif., September 1, 2016 -- Keysight Technologies, Inc. (NYSE: KEYS) today announced that Mark Wallace will succeed Guy Séné as head of Keysight’s global sales organization on Nov. 1, 2016. Séné will remain as an advisor through the end of the company’s first fiscal quarter, Jan. 31, 2017, when he will retire.

Wallace, who is currently vice president and general manager of the Americas Field Operations for Keysight, previously held a variety of leadership positions across sales, marketing, and channel management for Hewlett-Packard, Agilent and Keysight.

“I am pleased to announce that Mark Wallace will lead our worldwide sales organization,” said Ron Nersesian, Keysight’s president and chief executive officer. “Mark is a proven energetic leader with all of the qualities to be a great fit for the role. I look forward to continuing our strong customer relationships under Mark’s leadership as we move the company and next-generation technologies forward.

“I also want to acknowledge and thank Guy Séné for the significant results he has delivered for Keysight, Agilent and Hewlett-Packard over a four-decade career. He has made tremendous contributions in sales and division management in all parts of our international business. I wish him the very best moving forward,” added Nersesian.

Séné has been senior vice president, worldwide sales at Keysight since August 2014. He joined Hewlett-Packard in 1976, and also worked at Agilent Technologies from 1999 to 2014.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding the executive transition plan; the future demand for the company’s products and services; and customer expectations. These forward-looking statements involve risks and uncertainties that could cause Keysight’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in personnel or timing; unforeseen changes in the demand for current, or development of new, products, technologies, and services.

In addition, other risks that Keysight faces include those detailed in Keysight’s filings with the Securities and Exchange Commission, including our Form 10-Q for the fiscal quarter ended Apr. 30, 2016. Forward-looking statements are based on the beliefs and assumptions of Keysight’s management and on currently available information. Keysight undertakes no responsibility to publicly update or revise any forward-looking statement.

About Keysight Technologies

Keysight Technologies (NYSE: KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. The business had revenues of $2.9 billion in fiscal year 2015. Information about Keysight is available at www.keysight.com.

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Additional information about Keysight Technologies is available in the newsroom at www.keysight.com/go/news.

EDITORIAL CONTACT:
Jeff Weber
+1 707 577 2845
jeff_weber@keysight.com
INVESTOR CONTACT:
Jason Kary
+1 707 577 6916
jason.kary@keysight.com